Exhibit 99.1
QCR Holdings, Inc.
3551 7th Street, Suite 204
Moline, Illinois 61265



                     QCR HOLDINGS, INC. ANNOUNCES REDEMPTION
                          OF TRUST PREFERRED SECURITIES



MOLINE, IL, MAY 17, 2004 - QCR Holdings, Inc. (Nasdaq: QCRH) (the "Company") announced today that QCR Capital Trust I (the "Trust"), a trust subsidiary of the Company, will redeem on June 30, 2004 (the "Redemption Date") all of its 9.20% Trust Preferred Securities (the "Trust Preferred Securities") (Amex:
CQP.PR.A) and its 9.20% Common Securities (the "Trust Common Securities") at a redemption price equal to the $10.00 liquidation amount of each security plus all accrued and unpaid interest per security to the Redemption Date. All interest accruing on the Trust Preferred Securities and the Trust Common Securities will cease to accrue effective the Redemption Date. Wachovia Trust Company, property trustee of the Trust Preferred Securities, will notify the holders of the redemption.


The Trust is taking such action in connection with the concurrent redemption by the Company of all of its $12,380,000 9.20% Debentures due September 30, 2029 (the "Debentures") which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures up to the Redemption Date.

Special Note Concerning Forward-Looking Statements

This press release contains,  and future oral and written statements of QCR
Holdings,   Inc.  (the   "Company")   and  its   management   may  contain,
forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.